Reply Attention of Direct Tel. EMail Address Our File No.	Virgil Z. Hlus 604.891.7707 vzh@cwilson.com 31719-1 / 1331334
December 27, 2007

BY FAX
Freshwater Technologies, Inc.
Suite 200, 30 Denver Crescent
Toronto, ON M2J 1G8

Attention:       Max Weisengruber, President

Dear Sirs:

Re:	Freshwater Technologies, Inc. - Registration Statement on
Form SB-2/A filed on December 27, 2007

                          We have acted as counsel to Freshwater Technologies, Inc. (the "Company"), a Nevada corporation, in connection with the preparation of a registration statement on Form SB-2/A (the "Registration Statement") through which up to 20,400,000 shares of the Company's common stock (the "Registered Shares"), without par value, are being registered pursuant to the Securities Act of 1933, for resale by certain selling shareholders named in the Registration Statement as further described in the Registration Statement filed on December 27, 2007.

                          In connection with this opinion, we have examined the originals or copies of the corporate instruments, certificates and other documents of the Company, including the following documents:

(a)       Articles of Incorporation of the Company;

(b)        Bylaws of the Company;

(c)        Resolutions adopted by the Board of Directors of the Company pertaining to the Registered Shares;

(d)        The Registration Statement; and

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(e)        The Prospectus (the "Prospectus") constituting a part of the Registration Statement.

                          We have assumed that the signatures on all documents examined by us are genuine, that all documents submitted to us as originals are authentic and that all documents submitted to us as copies or as facsimiles of copies or originals, conform with the originals, which assumptions we have not independently verified. As to all questions of fact material to this opinion which have not been independently established, we have relied upon statements or certificates of officers or representatives of the Company.

                          Based upon the foregoing and the examination of such legal authorities as we have deemed relevant, and subject to the qualifications and further assumptions set forth below, we are of the opinion that the Registered Shares are duly and validly authorized and issued, fully paid and non-assessable.

                          This opinion letter is opining upon and is limited to the current federal laws of the United States and the Nevada General Corporation law, including the statutory provisions, and reported judicial decisions interpreting those laws, as such laws presently exist and to the facts as they presently exist. We express no opinion with respect to the effect or applicability of the laws of any other jurisdiction. We assume no obligation to revise or supplement this opinion letter should the laws be changed after the effective date of the Registration Statement by legislative action, judicial decision or otherwise.

                          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Yours truly,

/s/ Clark Wilson LLP
CLARK WILSON LLP

VZH/kfr

cc:      United States Securities and Exchange Commission